EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CSAR - Caraustar Industries, Inc. Transformation Plan Conference Call

Event Date/Time: Jan. 18. 2006 / 10:00AM ET

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

CORPORATE PARTICIPANTS

Bill Nix

Caraustar Industries - VP, Treasurer, Controller

Mike Keough

Caraustar Industries - President and CEO

Ron Domanico

Caraustar Industries - Senior VP and CFO

CONFERENCE CALL PARTICIPANTS

Bruce Klein

Credit Suisse - Analyst

Joe Stivaletti

Goldman Sachs - Analyst

Bill Hoffman

UBS - Analyst

Mark Connelly

Credit Suisse - Analyst

Christopher Chun

Deutsche Bank - Analyst

Joseph Nia

UBS - Analyst

Ronnie Caplan

Wolf Point Capital - Analyst

Ashwin Krishnan

Morgan Stanley - Analyst

Mark Wilde

Deutsche Bank - Analyst

PRESENTATION

Operator

Good day. All sites are on the conference line in the listen only mode. Please note that this call may be recorded. Welcome to the Caraustar Industries Transformation Plan conference call. At this time I’d like to turn the conference over to Bill Nix, Vice President, Treasurer, and Controller of Caraustar Industries. Go ahead, please.

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

Thank you Eric, and good morning. I’m Bill Nix. Welcome to the Caraustar conference call. On the call with me today are Mike Keough, President and CEO, and Ron Domanico, Senior Vice President and CFO. Before we begin the call, I’d like to provide you with our forward-looking disclaimer statement. The company’s presentation today contains certain forward-looking statements, including statements regarding the expected effect of certain events upon the company’s future operating results.

These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. For a discussion of results that could cause actual results to vary from those expressed or implied in the forward looking statements, you should refer to the text of the company’s press release issued yesterday regarding these matters and to the company’s filings with the Securities and Exchange Commission, specifically Form 8-K filed on January 6 and yesterday, January 17, 2006. Management has about 20 minutes of prepared remarks, which we will follow with Q&A, and hope to end the call by 11:00 a.m.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

At this time, I’ll turn the call over to Mike Keough.

Mike Keough - Caraustar Industries - President and CEO

Thank you Bill, and good morning all for joining us on today’s call. During the third quarter conference call we referenced that the Caraustar leadership team was in the process of a strategic review that would make Caraustar a more profitable and financially flexible company. The announcement on January 6, specific to our plans to exit the coded recycled boxboard and specialty contract packaging businesses, was a first step in our transformation plan. Our announcement yesterday to sell our 50% interest in Standard Gypsum, is a major element of our overall transformation plan, which will allow us to retire debt into investing core business growth.

I’d like to step back and tell you a little more of our process. Like most companies, we have a vision, mission, value, and goals. In fact, we recast this important process in early 2005. Without going into great detail, we call our process the Caraustar Compass. And within this strategic plan we have a section called Critical Success Factors. These Critical Success Factors highlight must do’s with specific target dates, taking action on underperforming assets like our CRB system, and debt reduction coupled with financial flexibility come right out of our Caraustar Compass.

I would like to add a little more color on the two major announcements, and also touch on other segments of the company. First let’s talk about Standard Gypsum. Although Caraustar was in the wallboard business through the Standard Gypsum JV, we always envisioned that Temple Inland would be the eventual owner. We felt the timing was right to sell our interests based on where we saw the wallboard cycle and our stated desire to retire debt. We see this transaction as a win-win for both partners, as Temple Inland now owns 100% of the Standard which has performed very well. Temple Inland are very good operators, and these assets fit them well.

The specifics to the deal: We agreed to sell our 50% partner interest in Standard to Temple Inland for 150 million in cash, and Temple Inland assumed 100% of Standard’s debt. The transaction provides for the elimination of 29.5 million in letters of credit, that guaranteed Caraustar’s portion of Standard’s debt. This will increase the availability of funds under Caraustar’s revolving credit facility by the same amount, making the availability under our existing facility approximately $67 million.

As a 50% joint venture, Standard Gypsum was not consolidated into Caraustar’s financial statements, other than in earnings and income of unconsolidated affiliates. Consequently, Caraustar sales will be unaffected, but we will lose the cash Standard contributed to the partners. In 2005, Standard contributions to Caraustar were 26.5 million. This segment does have volatility, and Ron will discuss this during his segment. Temple Inland is an important customer of Caraustar, and our relationship goes back for many years. This transaction includes a supply agreement, and we look forward to continuing this key relationship.

Before I turn the call over to Ron and Bill, I’d like to make some comments on our CRB exit announcement, the decision to exit specialty contract packaging, and also the sale of our Hunt Valley corrugated box plant, and the purchase of the Sonoco carton plant in Charlotte. On the CRB front, the CRB segment has been very difficult for us, just based on the fundamentals of the business. Our guess is that it’s a very challenging segment for most in the business, largely led by the imbalance of supply and demand. It’s an industry with excess note capacity and Caraustar’s position of only being 30% integrated disadvantaged us.

With that said, we have excellent employees, good assets, and long term customers, and while we tried many things to improve the business, like shutting one our four coated machines, the challenge was bigger than we could surmount. We cannot go into details about intended transactions, but I would tell you that the announcement has made our phone ring off the hook. The specialty contract packaging business is the smallest segment, and has very little integration to our mill system or our folding carton group in general. The business has historic earnings volatility and these assets would be better served to be part of a different organization.

The Hunt Valley corrugated converting location fell into the same category. The plant was not part of our long-term strategic plan. It fit better in the Green Bay packaging organization. The operation generated approximately $35 million in sales, but had negative EBITDA. The sale on the operation offered us a lifetime exchange to purchase the Sonoco folding carton plant in Charlotte. This was an opportunistic tactical move that improved our custom packaging group or folding carton franchise. The business that we purchased had a similar account base, good equipment, and it will allow us to consolidate another folding carton plant in our system. The operation generated $20 million in annual sales and positive EBITDA and should be viewed as an opportunistic bolt-on acquisition.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

I’m going to now hand it over to Ron, and Ron will touch more on the financial side.

Ron Domanico - Caraustar Industries - Senior VP and CFO

Thanks Mike. Good day everyone. I’ll start with Standard Gypsum and on the valuation. As Mike mentioned, Standard had about 56.2 million in total debt, and Caraustar was responsible for half or $28.1 million. $150 million in cash proceeds for our 50% partnership interest, implied an enterprise value of 356.2 million for 100% of Standard Gypsum or, $178.1 million for 50%. Caraustar considered as EBITDA only the cash distributions received from Standard. Historically, Caraustar received the following cash distributions; $1 million in 2001; 10.7 million in 2002; 6.2 million in 2003; 19.25 million in 2004; and 26.5 million last year in 2005.

Since its formation in 1996, Standard has contributed almost $83 million to Caraustar. The consideration received for our partnership interest represents a multiple of 6.7 times, trailing 12-month cash distributions. The consideration also represents an implied price of about $297.00 per MSF of wallboard capacity. We estimate that there will be a book gain of approximately $133.5 million to be recorded in the first quarter of 2006. The tax effect is currently being calculated, but it is expected to be minimal based on our NOLs. Pro forma financial statements are included in the 8-K filed yesterday.

Turning to coded recycled boxboard, there are un-audited historical financial data and other information included with the press releases and 8-Ks filed both yesterday and on January 6. Through nine months in 2005, sales were $77.5 million dollars and EBITDA was -$5.1* million. The business has approximately 420 employees. The book loss is still being determined based on estimates of fair market value. A pre tax non-cash impairment charge in the range of 80 to $90 million was estimated for the 8-K. It will be included in discontinued operations in the 2005 year end financial statements, as will the specialty contract packaging exit and the sale of the Hunt Valley corrugated packaging business.

As of September 30, 2005 net fixed assets in the CRB system were $114.5 million, and goodwill was $9.5 million. Pre tax cash charges in 2006, are estimated to include $4.7 million in Sprague debt retirement, approximately 1 to $2 million in severance, and $250,000.00 in other exit costs. The company is currently evaluating its alternatives for the sale process. Turning to contract packaging, through nine months in 2005 sales at the six facilities combined were $37.3 million, and EBITDA was $1.3* million. The business has approximately 450 employees.

As in the case with CRB, the book loss is still being determined based on estimates of fair market value. A pre tax non-cash impairment charge in the range of 12 to $15 million was estimated for the 8-K. Pre tax cash charges in 2006 are estimated to be immaterial. The company has engaged an advisor, SunTrust, Robinson, and Humphrey, to market this business. The Hunt Valley corrugated packaging operation through nine months in 2005, had sales of $26.7 million, and EBITDA was -$800,000.00 *. That business has approximately 190 employees. And again, through nine months in 2005 net fixed assets on the balance sheet were $11.5 million, and goodwill was $3.4 million.

The business was sold to Green Bay Packaging at year-end 2005 in a tax efficient 1031A like kind exchange. The book treatment is still being determined which should result in a loss of approximately $2.5 million. It will be included also in the discontinued operations in the 2005 year end financials. Sonoco Carton, the acquisition that Mike discussed previously, through nine months in 2005 had sales just under $15 million, and EBITDA of 2.7 * million. That business has approximately 130 employees.

At this point in time, I’d like to turn it over to Bill to talk more about the financial impact.

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

Thanks Ron. We stated several times that what proceeds from asset sales together with existing cash and some incremental borrowing would be used to repay debt, and that’s still our intention. Caraustar’s outstanding debt currently includes; 189.75 million of seven and three-eighths senior notes due June 1, 2009; $29 million of seven and a quarter senior notes due May 1, 2010; an outstanding amount of $257.5 million of nine and seven-eighths senior subordinated notes due April 1, 2011. Those notes are callable April 1, 2006 at 105 and a quarter. Those notes also contain incurrence covenants which restrict the company’s ability to enter into any debt agreements that were not carved out when we took out the bonds unless certain coverage tests are met.

Under the terms of our senior subordinated notes, notice to call can be given no earlier than 60 days nor later than 30 days prior to the call date. Without getting into specific details, because several of these transactions continue to evolve, we believe we will have sufficient resources to retire a significant amount of long term debt and still retain a prudent liquidity reserve, which we’ve also stated publicly is in the 40 to $50 million range.

*	See note regarding non-GAAP Financial measures and the accompanying reconciliation table following this transcript

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

As of September 30, 2005 we had approximately $91 million of cash on hand, and I would note that in the fourth quarter cash generated from operations tends to decrease seasonally, but not in significant amounts. We also have a senior credit facility with a $75 million commitment. Post closing of Standard Gypsum, we will have approximately $67 million of availability on that existing line, $8 million of that is letters of credit that are issued in the ordinary course of business for workers’ compensation, security, and the like, and those will remain outstanding.

As Ron noted above $29.5 million of availability will also be freed up as a result of Temple’s assumption of debt. We’re currently in discussions with our bank group to expand the current revolving credit facility, both in terms of commitment dollar amount and participants. The current $75 million facility expires in June of 2006. We believe that the proposed balance sheet restructuring will provide us with the flexibility and capacity to grow the company in businesses where we are difference makers.

Now I’ll turn it back over to Mike, for closing comments.

Mike Keough - Caraustar Industries - President and CEO

Thank you Bill. Just some wrap up comments. When completed, these moves will shape Caraustar with a better basket of assets, and a considerably improved balance sheet. On the URB side, we’re the strong number one with an excellent cost structure. Tubes and cores were the number two player in a pretty consolidated segment, and we have a strong market franchise. On the folding carton front, we are going to be the largest independent with a greatly improved performance curve over the last year, year and a half, and think about our folding carton group as a regional play versus a national play.

On the recovered fiber end of our business, we touch or broker 2.6 million tons, and we’re a top five recycler in the U.S. and with gypsum facing, we’re the largest independent. We control roughly 24% of the gypsum facing market capacity and we’re poised for sizable future growth. In fact, you take a look at our growth over the last two years; we’ve grown that segment 47%.

With that said, Eric, we’d like to open it up for questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]

We’ll take the first question from the site of Bruce Klein with Credit Suisse.

Bruce Klein - Credit Suisse - Analyst

Hi. Good morning guys. Congratulations. I guess I think it sounds like you’re going to expand the existing revolver, what is the existing senior and sub bonds in terms of secured debt capacity based on their covenants?

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

Bruce, the senior notes, as you may know, only really have two covenants. One is no sale-leasebacks, and the other is no liens. The senior notes do permit liens up to 15% of tangible net worth, which at 9/30/05 would probably give us a basket there of in excess of 100 million.

Bruce Klein - Credit Suisse - Analyst

So, the expanded revolver would obviously have security attached to it.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

Yes it will.

Bruce Klein - Credit Suisse - Analyst

And then I guess the tax cashes associated with this deal — it sounds like there’s a big gain, but you said minimal. Did I hear that right —?

Mike Keough - Caraustar Industries - President and CEO

Yes, Bruce. Together with the decision to exit businesses, we had in excess of $100 million NOLs exiting 2005, and the announcements made on January 6 would increase that amount. So right now, we’re not envisioning any major cash taxes on the net proceeds from the standard transaction.

Operator

We’ll take our next question from the site of Joe Stivaletti with Goldman Sachs.

Mike Keough - Caraustar Industries - President and CEO

Morning Joe.

Joe Stivaletti - Goldman Sachs - Analyst

Hello. Following up on the tax question. When we see the summary numbers for Standard — was you basically having to pay any cash taxes? I’m just trying to look at sort of your cash flows. Were you having to pay any of the cash taxes? I mean you booked taxes against the significant income you were getting from Standard.

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

The taxes were paid by the two partners, and if you’re referring to the 10-K and the 10-Qs, the section that reported on the joint ventures, the income recorded there was free of taxes, and then the two partners recorded the earnings and income from unconsolidated affiliates and their P&L, and then took the tax reserves on the parent P&L. Because of Caraustar’s NOLs in the past, we had not paid tax on the proceeds from Standard Gypsum for the last several years.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. In the 8-K you show your income for the nine months, I think it was 21 something, and then you show a tax down on the tax line, but you weren’t really paying any of that out — any cash tax on that. So, you were actually just getting in what was on your equity income line in cash, or more or less over time.

Mike Keough - Caraustar Industries - President and CEO

That’s correct.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Joe Stivaletti - Goldman Sachs - Analyst

In terms of the timing of the other asset sales, I just was trying to get a handle on sort of where in the process you were. I know there are limits to what you can say, but sort of just don’t have a good feel for when you started the process if you could talk a little bit about that. And also, whether closing those sales would be necessary to make a decision on calling the nine and seven-eighths or whether those are separate things?

Mike Keough - Caraustar Industries - President and CEO

Joe, whenever you make an announcement to exit a business, you’re basically creating disruption in the market for customers, vendors, employees, and it’s our intent to minimize that disruption and move forward as fast as possible. That being said however, as everyone on this call knows, there’s a lot of things that can happen deal processes. So what we’ve stated publicly and in the 8-K is that, we anticipate closing these deals with 12 months. We’re making every effort to minimize that timeframe. Second part of your question is no. The proceeds from those transactions would not be necessary to complete the retirements of the nine and seven-eighths senior subordinated notes.

Operator

We’ll take our next question from the site of Bill Hoffman with UBS.

Bill Hoffman - UBS - Analyst

Good morning. Congratulations. Just a further question on the quoted mill sales. You’ve got a couple different facilities. Is it your thought you’ll be able to sell this as a system or, will you entertain individual mill purchases?

Mike Keough - Caraustar Industries - President and CEO

Bill, the approach we are taking is we will market and sell as a system. The intent is not to sell these on a one-off basis.

Bill Hoffman - UBS - Analyst

In the eventuality that there is an opportunity for a mill sale, are they all pretty comparably cash flow negative here or, is one better than the other at this point?

Mike Keough - Caraustar Industries - President and CEO

I think there’s a normal distribution curve with most things in life, but I won’t get into the specifics with that. Our approach is to keep our cards very close to our chest. We’re in the middle of looking at options, but clearly what we’ve communicated inside the company that we’re going down the road of marketing and selling as a system.

Bill Hoffman - UBS - Analyst

Okay. Thanks. The final question is just, and I wasn’t sure if you hit this earlier, I was sort of on and off, in regards to the PBL JV, what is the status of negations on that front? Are you treating these sort of separate ideas and transactions with Temple?

Mike Keough - Caraustar Industries - President and CEO

PBL is a JV that is very good to us, and very good to Temple. The transaction on the Standard front had nothing to do, never touched on the PBL front, so it’s business as usual with a joint venture.

Operator

We’ll take our next question from the site of Mark Connelly with Credit Suisse.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Mark Connelly - Credit Suisse - Analyst

Thanks. Just two things. I don’t want to belabor the debt issue, but when you think about debt is it fair for me to be thinking that in the near term you want to get debt paid down, clean up the balance sheet, strengthen your overall position, and then maybe think about re-levering a little bit as you pursue more growth oriented goals?

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

The first part of your question we can give an emphatic yes to. We have not disclosed the next phase of the transformation plan. What we’ve given in the announcements on January 6 and yesterday, were what we’re shedding and what we’re going to do with the proceeds. We haven’t discussed publicly how we’re going to grow the company profitably and that would be the next announcement to look for. We can answer the first half of your question in the affirmative, and I think we’re just going to have to say, just stay tuned for the next phase.

Mark Connelly - Credit Suisse - Analyst

That’s fair. Just quickly on Charlotte, is the complimentary nature of the business customer or the business mix itself?

Mike Keough - Caraustar Industries - President and CEO

I think it’s a combination of both. We actually shut down an operation in Charlotte that was an older facility that just was not cost competitive in the last year and a half, but if you take a look at the book of business that that plant had and what we have. A number of the same customers and the mix was pretty comparable. They really had a very good array of equipment, and again it allows us to shut down another floating carton plant in our system. So, we view it as opportunistic.

Operator

We’ll take our next question from the site of Christopher Chun with Deutsche Bank.

Christopher Chun - Deutsche Bank - Analyst

Thanks. I’d like to ask a little bit about valuation on the Standard transaction. You guys mentioned that you only considered the cash flows out of there as EBITDA. I was wondering why you did that. And also, even if you do that at a little over 6, it seems to me that the valuation would be pretty modest if you were to assume that current earnings levels were sustainable. And I was wondering if you saw anything on the horizon to suggest that profitability might go down such as more capacity coming on line or something like that?

Mike Keough - Caraustar Industries - President and CEO

Let me handle the end on the capacity side, and then Ron will finish up the answer. It’s roughly a 40 billion square foot business, industry if you will, and there are announcements out there for roughly 8 billion square feet, 20% added capacity over the next three to four years. If that comes on in that fashion, I would tell you that that business probably won’t have the earning power that it’s had the last two years. Now, Ron, you were going to say something.

Ron Domanico - Caraustar Industries - Senior VP and CFO

Just the Standard Gypsum venture had a policy of distributing approximately 80% of its free cash flow to the partners. The reality is it was a tactical investment for the company, and as such we had to consider two things; number one, the cash flow stream that we received was the appropriate measure in our mind to evaluate the multiple, not some book amount. The other thing was the volatility of those cash flow streams.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

I read back through the last five years, where in 2001 there was only $1 million; in 2003 it was $6 million, etc. Last year was very good. We believe this year will be very good. And the question we had to ask ourselves was, are we near the top of a market with a tactical investment? Do you buy low and sell high? And the answer was reinforced yes, because of the alternative use of proceeds that we would have in creating flexibility on our balance sheet to resume profitable growth of the company. The combination of a strong desire to de-lever the company, with the opportunity of being near the top of the cycle reinforced the decision.

Christopher Chun - Deutsche Bank - Analyst

Great. And then on the premier side, can you tell us a little bit about how profitable it has been in term of EBITD and EBITDA? And also if you were to try to buy out Temple’s interest in that, do you think that the multiple that you would have to pay would be something similar as on the Standard transaction? Or, are there factors that you see that suggest that the multiple might be a little different?

Ron Domanico - Caraustar Industries - Senior VP and CFO

Now, Christopher, the financial information for PBL is included in our third quarter 10-Q on page 14. That business through nine months in 2005 had sales of 92 million, income from operations of 15.2, and then when you subtract the interest we reported as net income, again because there’s no tax adjustment there of 12.2 million through nine months. That information has been reported quarterly for some time.

The process in unwinding that partnership is different than for PBL, than it was for Standard. As Mike mentioned in his first comment today, it was envisioned from the start that Temple would be the eventual owner of Standard Gypsum. It was also envisioned from the start of PBL, that Caraustar would be the eventual owner of that business. The mechanism involves looking for a triggering event, followed by just normal course negotiations, and then if it gets beyond that there’s other mechanisms which involve third party appraisers, etc., etc. As Mike mentioned earlier, this is a venture that’s serving both partners very well. Its capacity utilization and profitability have improved over the years, and we continue to view that very favorably.

Operator

We’ll take our next question from the site of [Joseph Nia] with UBS.

Joseph Nia - UBS - Analyst

Hi guys. Question here. You said that on Standard Gypsum, that you were expecting you would be getting a gain of 133.5 there, and you’re going to have a write down of about 80 to 90 million on CRB. So is it right to look at that as kind of a [negative] effect there of about 45 million hitting at equity’s — line equity?

Ron Domanico - Caraustar Industries - Senior VP and CFO

Yes. There — plus the additional, I think I said, 12 to 15 million for the specialty contract packaging business. With that caveat, the math is straightforward. The difference is that the exits were 2005 transactions, and they sale of Standard Gypsum is a 2006 transaction.

Joseph Nia - UBS - Analyst

Just kind of looking forward, now the idea going out is that you’re going to be looking to build and grow and improve your existing business. Can you offer anything as to what you may be looking at from that perspective?

Mike Keough - Caraustar Industries - President and CEO

One of the things we’ve openly talked about is we do many things well, and on the facing side I think I mentioned that we’ve grown that business in the last two years 47%. When you look at the biggest growth engine in the company, expanding facing sales is really the first big opportunity. If you think about it in a context in terms of how you do that, the first major piece of that is to expand into roughly 100,000 tons of open facing capacity we have right now in our system.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

The PBL mill still runs corrugated medium, and what we would do as we continue to sell, we would displace that corrugated medium with gypsum facing paper. Beyond that, from a growth standpoint, we have a number of different options that we’ve looked at and we continue to look at. We have our own 100% owned gypsum facing mill, Sweetwater, right her in Austell. And we’ve made a first step investment in the last year and a half to make that sheet more PBL-like, if you will. But we can invest more over time, and bring on added capacity there.

We can expand the PBL mill. We would have to do that with a partner, but that mill has the capability of bringing on another sizable crunch of business. And we’ve looked at options in terms of the next PBL. Is there a paper machine out there, a medium machine, that we could go through the same process, convert it, and run high performance, lightweight gypsum facing papers.

From a growth standpoint, clearly facing is on our mind on a daily basis. We think we do things extremely well. On the uncoated end of our business, and looking for bolt-ons that fit well would be considered. Tube and core falls in that category. We’re clearly number two in a business with good consolidation. Expansion there more on the bolt-on side. Two guys have roughly, from memory, 50% of the capacity; three guys have right at — 80 and 90. Two have 80, three have 90, so it’s pretty consolidated. And so, you’re looking more on the bolt-on side, but more in that area from an expansion growth standpoint.

Operator

Our next question comes from the site of [Ronnie Caplan] with Wolf Point Capital.

Ronnie Caplan - Wolf Point Capital - Analyst

Hi guys. Congratulations on the sale. Quick questions or a couple questions that you touched on earlier on the revolver. I think you had said as of 9/30/05 what you thought that would give you pro forma availability of 100 million. Is that correct?

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

Without getting into too many of the specifics on a new revolver, I would look for something very similar to what we have now. It will be a secured facility with receivables and inventory securing part of it. To the extent that it’s required or necessary for the bank group, we can give security and hard assets as I mentioned up to 15% of tangible net worth.

Ronnie Caplan - Wolf Point Capital - Analyst

15% of tangible net worth. And so you would estimate that to be about 100 million, if it was —?

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

At September 30, that particular basket was in excess of 100 million. Whether we would need to do that or not, we’re still looking at.

Ronnie Caplan - Wolf Point Capital - Analyst

The 15% is in addition to what you have right now or, is that —?

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

Yes. That is, if you will, excess collateral.

Ronnie Caplan - Wolf Point Capital - Analyst

And on your senior notes, would that just be prohibitive cost to retire any of those at this point in time?

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

One step at a time.

Ronnie Caplan - Wolf Point Capital - Analyst

Right. What would that cost?

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

The senior notes have a make hold to treasuries plus, I think, 50 basis points if I’m not mistaken.

Operator

We’ll take our next question from the site of Ashwin Krishnan with Morgan Stanley.

Ashwin Krishnan - Morgan Stanley - Analyst

Hi. Most of my questions have been answered. I have one. Bill, you talked about [comparable] day counts, 30 days and 60 days, after and before the call date. Could you go over that again?

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

Under the terms of the senior subordinated notes, if we were to call them, we can give notice no earlier than 60 days prior to the call date, and we must give at least 30 days. The call date is April 1.

Ashwin Krishnan - Morgan Stanley - Analyst

Okay. Great. Thank you, so much.

Operator

We have a follow up question from the site of Joe Stivaletti with Goldman Sachs.

Joe Stivaletti - Goldman Sachs - Analyst

I was just trying to sort of work through all these different changes, eliminating the assets you’re selling, and including the new facility and what not and the related debt reduction. And I was coming up based on the 8-K and everything that you filed with the net debt to EBITDA of roughly 4.3 times once all this is done, and I was wondering if that — I guess part one is I was wondering if that seemed to make sense relative to the numbers you’re running, because we obviously don’t have perfect information? And number two, just sort of what’s your — once you get this process done, which is obviously very major steps going forward, as you look to possibly either grow PBL or grow in tubes and core or whatever, what are you’re sort of thoughts on an appropriate leverage level for Caraustar going forward? What would be your leverage parameter?

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

Joe, I’ll answer the first part of that. Your numbers are in the ballpark on a leverage, assuming that we only had a senior debt in our capital structure. I think you’re in the ballpark in terms of an EBITDA to debt multiple. Probably slightly low, but at this point there’s so many variables that we really shouldn’t comment any further on that. On the second part of your question in terms of a capital structure, I think we’ll have to wait and see what - let the smoke clear on some of these transactions before we really get into that many detail. Ron, you may have a comment further on that.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Ron Domanico - Caraustar Industries - Senior VP and CFO

No, I mean we’ve said before that we wanted to get a balanced capitol structure, half debt half equity. We now have the cash availability to make that a reality after we evaluate alternatives on how to do that. I would second what Bill said, Joe, about as far as leverage ratios going forward. We need a little bit more of the smoke to clear, but we will follow up probably on our conference call which would include the fourth quarter results. I believe that’s February 10 with more information.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. Thank you.

Operator

We’ll take another follow up from the site of Joseph Nia with UBS.

Joseph Nia - UBS - Analyst

I was just wondering if you guys could offer any update as to your cost cutting? And then maybe also what you see going for for 2006 amount of CapEx [G&A] prospective?

Mike Keough - Caraustar Industries - President and CEO

Joe, I think on the third quarter conference call we announced the $20 million profit improvement initiative, and we did have in mind a number of these transactions. Of that $20 million, I will tell you that exiting CRB and selling Hunt Valley should improve our earnings from operations right at $15 million. We will pick up roughly $2 million on the Sonoco carton acquisition. And we do have very aggressive specific plans that go beyond those activities on the SG&A side and other cost takeouts. But, I think we’re going to hold back the specifics and maybe talk a little bit more on our next call.

From a CapEx standpoint, we’ve been pretty consistent over the last three or four years with the target number in the $25 million range. I think we’re going to be a tad up on that number this year. Maybe approaching 30 million because we’ve held back on a couple capital projects, but we’re still going to be in the zone where we’ve been over the last [four] years.

Ron Domanico - Caraustar Industries - Senior VP and CFO

A portion of that increase has to do with reclassification of some operating leases to capital leases, so the actual cash out is in line with past years. I would say the only material difference from a spending perspective has been the investment in the ERP project, which is about $2 million in CapEx in 2005 and a similar amount in 2006. The asset investment to run our operations, should be at or below prior year’s levels just based on maintenance, CapEx somewhere in the $14 million range, and then projects to increase productivity would be the only projects on top of that.

Operator

And we have a question, also a follow up question, from Christopher Chun of Deutsche Bank.

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Mark Wilde - Deutsche Bank - Analyst

Ron, it’s Mark Wilde. I wondered if you and Mike could just address the medium term issues in a couple of the businesses that are going to be left. The gypsum facing paper business and then the carton business. And I guess the question I have about the facing paper business is, whether we have to worry at all about these non-paper based facing materials that some of the producers seem to be using for mold resistance?

Ron Domanico - Caraustar Industries - Senior VP and CFO

Sure. On the facing side, we’re taking that threat very seriously. We have a gut feel that of a call it a 40 billion square foot business, that they’re going to get inside the house. I think GPs done a very good job with their dense product on the outside, where they’ve rolled up a lot of the outside sheeting into that segment, and what they’re going to do is they’re fighting to get inside the house.

They have a pretty active ad campaign here in town, in the Tampa market, and also Minneapolis. We’re doing market research. Our gut tells us maybe they get into a couple of areas. They get into wet areas, basements, potentially into bathrooms, splash plates in kitchens. But we don’t see it as — up to this point very material, maybe 3 to 4%, but time will be the judge of that. I think ultimately it really depends on what their overall cost structure’s going to be. I think when you have a new product you’re aggressively targeting growth.

We see it as a higher cost product. And, will the consumer pay a considerable amount for a higher cost product? Quite frankly, we like the fact that they’re out there with their ad campaign, because part of our ongoing growth inside of gypsum facing is not only light weighted PBL, but it’s specialty grades. And we have moisture resistant grades that have done well, and we see a tag on opportunity on the mold/moisture resistance side, that will serve our Sweetwater operations well. I would say stay tuned. We’re not overly concerned, but we’re not going to soft sell it, and we’re actually doing a market study right now to have a better sense of that.

Christopher Chun - Deutsche Bank - Analyst

The other business, Mike, if you can just talk about the carton business because the last three, four, five years have been much tougher than history in the carton business, and it seems like you’re going to be growing in that business.

Mike Keough - Caraustar Industries - President and CEO

I wouldn’t say that we’re growing in the business. In fact, we have fewer roofs over the last couple years with the shut down of the Ashland location. We shut down a location in Charlotte. We shut down a location in Palmer, and we’re going to be shutting down another location.

The pick up — and I can see where the street might look at it a little bit with a jaundiced eye. The pick up of Sonoco was opportunistic. Great real estate, great assets, good book of business, fits well with what we have, and it just so happened it fit well with the sale of Hunt Valley. I wouldn’t expect any announcements from us that we just bought five, seven, ten folding carton plants. In fact, what we want to do, and we have, over the last year and a half, we feel pretty good about our performance in terms of making money in that business. And we will be in that business only if we’re making money. We clearly have improved that segment with reasonable top line, but more importantly, really bottom line improvement.

I wouldn’t worry about that. We’re going to have an interesting position, because we go from an integrated play to the largest independent. And although we’re not one or two, we’re number six. The model is different from the big guys. The big guys have to play in the huge, big, branded companies and their in there every day slugging it out, and you have Wal-Mart with the big clout hammering their customer and that affects those folks. We see ourselves below the radar. We see us more of a niche, regional, local play that will throw off cash. We’ll see how that plays out but we feel pretty good about it.

Operator

At this time there are no further questions, so I’d like to turn the program back over to the host for closing comments.

Bill Nix - Caraustar Industries - VP, Treasurer, Controller

Thank you. We appreciate the interest in Caraustar and the questions. We’re excited on this end in terms of this transformation plan. This has taken a lot of hard work of a group of key managers inside of Caraustar. There will be additional activity. And when we have a chance to talk more about the specifics on the CRB side, I’m sure there will be further questions. Again, thank you for the interest and the participation on the call. Have a good day. Thank you.

Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: “EBITDA” for various businesses, as discussed on the Company’s conference call held January 18, 2006 regarding its transformation plan. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measure presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s cash position and its ability to generate cash. The following table includes a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures do not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Carustar Industries, Inc.

Reconciliation of GAAP Income (Loss) to EBITDA

(in thousands)

	Coated Recycled Board Nine Months Ended September 30, 2005	Hunt Valley Corrugated Nine Months Ended September 30, 2005	Specialty Contract Packaging Nine Months Ended September 30, 2005	Sonoco Carton Nine Months Ended September 30, 2005
Income (loss) from Operations	$(10,326)	$(1,249)	$663	$1,374
Plus: Depreciation and Amortization	$5,243	$475	$651	$1,318

EBITDA (Non-GAAP)	$(5,083)	$(774)	$1,314	$2,692